EXHIBIT 23.1

MANTYLA MCREYNOLDS LLC
 178 South Rio Grande Street, Suite 200
Salt Lake City, Utah 84101
Telephone:  801.269.1818
Facsimile:  801.266.3481

The Board of Directors
Northern Oil and Gas, Inc.:

We hereby consent to the incorporation by reference in registration statements on Form S-8 (Nos. 333-148333 and 333-160602) and on Form S-3 (Nos. 333-158320 and 333-163779) of Northern Oil and Gas, Inc. our reports dated March 8, 2010, with respect to the balance sheets of Northern Oil and Gas, Inc., as of December 31, 2009 and 2008, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Northern Oil and Gas, Inc.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah
March 8, 2010